                                                                   Exhibit 10.4

                                CREDIT AGREEMENT

      This Credit Agreement, dated as of November 10, 1998 is among CENTRAL NEWSPAPERS, INC., an Indiana corporation, the Lenders from time to time party hereto, THE FIRST NATIONAL BANK OF CHICAGO, as Administrative Agent, BANK OF MONTREAL, as Syndication Agent, and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Documentation Agent. The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      As used in this Agreement:

      "Absolute Rate" means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6.

      "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

      "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.4.

      "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not less than 30 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement, but in no event extending beyond the Multi-Year Facility Termination Date. If an Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

      "Absolute Rate Loan" means a Loan which bears interest at an Absolute
Rate.

      "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

      "Administrative Agent" means The First National Bank of Chicago in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

      "Advance" means a borrowing hereunder (or, in the case of a Committed Advance, the conversion or continuation thereof) consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date (or date of conversion or continuation), of the same Type and, in the case of a Fixed Rate Advance, for the same Interest Period, and includes both a Committed Advance and a Competitive Bid Advance.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

      "Agent" means the Administrative Agent, the Syndication Agent and the Documentation Agent, collectively and severally.

      "Aggregate Combined Commitment" means the aggregate of the Aggregate Short Term Facility Commitment and the Aggregate Multi-Year Facility Commitment, as reduced from time to time pursuant to the terms hereof.

      "Aggregate Multi-Year Facility Commitment" means at any date the sum of the Multi-Year Facility Commitments of the Lenders at such date, with the initial Aggregate Multi-Year Facility Commitment being $200,000,000.

      "Aggregate Short Term Facility Commitment" means at any date the sum of the Short Term Facility Commitments of the Lenders at such date, with the initial Aggregate Short Term Facility Commitment being $100,000,000.

      "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

      "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

      "Alternate Base Rate" means, for any day, a rate of interest per annum, equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

      "Applicable Fee Rate" means, at any time, the percentage rate per annum at which the facility fees payable pursuant to Section 2.6.1(i) and (ii) below are accruing (without regard to usage) at such time as set forth in the Pricing Schedule.

      "Applicable Margin" means, with respect to Eurodollar Committed Advances at any time, the percentage rate per annum. which is applicable at such time with respect to Eurodollar Committed Advances as set forth in the Pricing Schedule.

      "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

      "Article" means an article of this Agreement unless another document is specifically referenced.

      "Authorized Officer" means any of the President, Chief Financial Officer, Controller or any Vice President of the Borrower, acting singly.

      "Borrower" means Central Newspapers, Inc., an Indiana corporation, and its successors and assigns.

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

      "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

      "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

      "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

      "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower; or (ii) The Eugene C. Pulliam Trust shall cease to own, free and clear of all Liens or other encumbrances, at least 54% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

      "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "Commitment" means for any Lender such Lender's Multi-Year Facility Commitment and Short Term Facility Commitment.

      "Commitment Schedule" means a schedule provided to the Borrower and the Lenders by the Administrative Agent from time to time setting forth the current Aggregate Combined Commitment, the Aggregate Short Term Facility Commitment, and the Aggregate Multi-Year Facility Commitment and, for each Lender, such Lender's Short Term Facility Commitment, Multi-Year Facility Commitment and Percentage Share (as such schedule may be modified from time to time pursuant to the terms hereof), with the Commitment Schedule in effect at the date hereof being attached hereto as Schedule I).

      "Committed Advance" means an Advance consisting of the aggregate amount of the several Committed Loans made by the Lenders to the Borrower at the same time, of the same Type and, in the case of Eurodollar Committed Advances, for the same Eurodollar Interest Period.

      "Committed Borrowing Notice" is defined in Section 2.3.5.

      "Committed Loan" means a Short Term Loan or a Multi-Year Loan (or any conversion or continuation thereof).

      "Competitive Bid Advance" means an Advance consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower at the same time, at the same interest basis, and for the same Interest Period.

      "Competitive Bid Acceptance Notice" is defined in Section 2.4.6.

      "Competitive Bid Credit Limit" means on any date 50% of the Aggregate Combined Commitment on such date.

      "Competitive Bid Loan" means, with respect to a Lender, a loan made by such Lender pursuant to Section 2.4.

      "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added to or subtracted from such Eurodollar Base Rate.

      "Competitive Bid Note" means any promissory note issued at the request of a Lender pursuant to Section 2.4.8 in substantially the form of Exhibit A, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of such Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

      "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit B completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.4.4.

      "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit C completed and delivered by the Borrower to the Administrative Agent in accordance with Section 2.4.2.

      "Compliance Certificate" means a compliance certificate, substantially in the form of Exhibit D, signed by the chief financial officer of the Borrower.

      "Consolidated Funded Indebtedness" means, at any date of calculation, the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such date.

      "Consolidated Net Income" means, for any period of calculation, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

      "Consolidated Net Worth" means, at any date of calculation, the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such date.

      "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit (under which such Person is the applicant).

      "Conversion/Continuation Notice" is defined in Section 2.3.6.

      "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

      "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

      "Credit Guaranty" means a credit guaranty substantially in the form of Exhibit E .

      "Default" means an event described in Article VII.

      "Documentation Agent" means Norwest Bank Minnesota, National Association, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender.

      "EBITDA" means, for any period and with respect to any Person and all such Person's Subsidiaries on a consolidated basis, (i) the net earnings (or loss) after taxes for such period taken as a single accounting period, plus (ii) depreciation, depletion and amortization expense for such period, plus (iii) federal, state and local income (or equivalent) taxes paid or accrued for such period, plus (iv) total interest expense for such period (including amortization of capitalized Indebtedness issuance costs), whether paid or accrued (including the interest component of Capitalized Leases), including all commissions, discounts and other fees and charges owed with respect to letters of credit, plus (v) extraordinary, unusual or non-recurring losses and non-cash charges for any disposition of businesses or early extinguishment of Indebtedness for such period, minus (vi) any cash payments with respect to any non-cash charges and expenses related to the disposition of businesses or early extinguishment of Indebtedness previously taken into account for such period, in each case determined in accordance with Agreement Accounting Principles and, in the case of clauses (ii) through (vi), to the extent included in the determination of net earnings (or loss) for such period.

      "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

      "Eurodollar Advance" means a Eurodollar Committed Advance or a Eurodollar Bid Advance, as applicable.

      "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.4.

      "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Administrative Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's Percentage Share of the relevant Eurodollar Committed Loan (in the case of a Eurodollar Committed Advance) or in the approximate amount of the Eurodollar Bid Rate Advance requested by the Borrower (in the case of a Eurodollar Bid Rate Advance), and having a maturity approximately equal to such Eurodollar Interest Period.

      "Eurodollar Bid Rate" means, with respect to a Competitive Bid Loan made by a Lender for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6.

      "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

      "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.

      "Eurodollar Committed Advance" means a Committed Advance which bears interest at a Eurodollar Rate.

      "Eurodollar Committed Loan" means a Committed Loan which bears interest at a Eurodollar Rate.

      "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

      "Eurodollar Loan" means a Eurodollar Committed Loan or a Eurodollar Bid Rate Loan, as applicable.

      "Eurodollar Rate" means, with respect to a Eurodollar Committed Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

      "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

      "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

      "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

      "Fee Letter" is defined in Section 2.6.2.

      "Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

      "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

      "Fixed Rate" means the Eurodollar Rate, the Eurodollar Bid Rate or the Absolute Rate.

      "Fixed Rate Advance" means an Advance which bears interest at a Fixed
Rate.

      "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

      "Fixed Rate" means the Eurodollar Rate, the Eurodollar Bid Rate or the Absolute Rate.

      "Fixed Rate Advance" means an Advance which bears interest at a Fixed
Rate.

      "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

      "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day.

      "Floating Rate Advance" means a Committed Advance which bears interest at the Floating Rate.

      "Floating Rate Loan" means a Committed Loan which bears interest at the Floating Rate.

      "Guarantor" means any Person executing a Guaranty and Guarantor Subordination Agreement as required pursuant to the terms of the Loan Documents.

      "Guarantor Subordination Agreement" means a subordination agreement in the form of that attached hereto as Exhibit F.

      "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations and (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

      "Interest Period" means an Absolute Rate Interest Period or a Eurodollar Interest Period.

      "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

      "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit G, completed and delivered by the Administrative Agent to the Lenders in accordance with Section, 2.4.3.

      "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

      "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.14.

      "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

      "Level I Status" exists at any date if, as at the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.

      "Level II Status" exists at any date if, as at the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.

      "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.

      "Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

      "Leverage Ratio" means, as at any date of calculation, the ratio of (i) Consolidated Funded Indebtedness to (ii) EBITDA, calculated for the four full immediately preceding fiscal quarters then most recently ended.

      "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

      "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or, in the case of a loan made pursuant to Section 2.3, any conversion or continuation thereof).

      "Loan Documents" means this Agreement and the Notes and all documents, instruments and agreements relating hereto and thereto.

      "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

      "Material Indebtedness" is defined in Section 7.5.

      "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

      "Multi-Year Facility" is defined in Section 2.1.

      "Multi-Year Facility Commitment" means at any date for each Lender the maximum dollar amount which such Lender has committed to advance under Section
2.3.1 below, as such commitment is described on the then current Commitment Schedule.

      "Multi-Year Facility Note" means a promissory note issued at the request of a Lender pursuant to Section 2.4.8 in substantially the form of Exhibit H, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of such Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

      "Multi-Year Facility Termination Date" means November 9, 2003, as such date may be extended by written agreement of the Borrower, the Administrative Agent and the Lenders, or any earlier date on which the Aggregate Multi-Year Facility Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

      "Multi-Year Loan" is defined in Section 2.3.1 below.

      "Non-U.S. Lender" is defined in Section 3.5(iv).

      "Notes" means, collectively, the Competitive Bid Notes and the Short Term Facility Notes and the Multi-Year Facility Notes; and "Note" means any one of the Notes.

      "Notice of Assignment" is defined in Section 12.3.2.

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

      "Other Taxes" is defined in Section 3.5(ii).

      "Participants" is defined in Section 12.2.1.

      "Payment Date" means the last day of each March, June, September and December.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto,

      "Permitted Acquisition" means an Acquisition (i) of the stock or assets of a Person in the same or a related line of business as the Borrower (it being acknowledged and agreed that cable and broadcast television, radio and other media operations constitute related lines of business), (ii) approved by the board of directors and shareholders of the Person whose stock or assets are being acquired, and (iii) as to which the Borrower has provided to the Administrative Agent and each of the Lenders a certified pro forma covenant compliance certificate, in form and detail satisfactory to the Administrative Agent and each of the Lenders and demonstrating to their satisfaction that following the consummation of such Acquisition the Borrower will be in compliance with the financial covenants set forth in Sections 6.18 below and that after giving effect to such Acquisition there shall not otherwise exist a Default or Unmatured Default hereunder.

      "Percentage Share" means for each Lender that percentage which the sum of such Lender's Multi-Year Facility Commitment and Short Term Facility Commitment bears to the Aggregate Combined Commitment.

      "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

      "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

      "Pricing Schedule" means the schedule attached hereto as Schedule II, as the same may be amended from time to time with the consent of the Borrower, the Administrative Agent and the Lenders.

      "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

      "Purchasers" is defined in Section 12.3. 1.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

      "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

      "Reports" is defined in Section 9.6.

      "Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Combined Commitment (but in the event there are three or more Lenders, not less than three Lenders), or, if the Aggregate Combined Commitment has been terminated or otherwise reduced to zero, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances (but in the event there are three or more Lenders, not less than three Lenders).

      "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

      "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

      "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

      "Short Term Facility" is defined in Section 2.1.

      "Short Term Facility Commitment" means at any date for each Lender the maximum dollar amount which such Lender has committed to advance under Section
2.3.2 below, as such commitment is described on the then current Commitment Schedule.

      "Short Term Facility Note" means a promissory note issued at the request of a Lender pursuant to Section 2.4.8 in substantially the form of Exhibit I, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of such Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

      "Short Term Facility Termination Date" means November 9, 1999, as such date may be extended by written agreement of the Borrower, the Administrative Agent and the Lenders, or any earlier date on which the Aggregate Short Term Facility Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

      "Short Term Loan" is defined in Section 2.3.2 below.

      "Significant Subsidiary" means any Subsidiary of the Borrower which, based on consolidating statements most recently delivered to the Administrative Agent either (i) has revenue, including sales to unaffiliated customers and affiliated customers, equal to 10% or more of combined revenue of the Borrower or (ii) has combined tangible assets equal to 10% or more of the combined tangible assets of the Borrower.

      "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

      "Status" means Level I Status, Level II Status, Level III Status or Level IV status.

      "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

      "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

      "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

      "Syndication Agent" means Bank of Montreal in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender.

      "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

      "Transferee" is defined in Section 12.4.

      "Type" means, with respect to any Advance, its nature as an Absolute Bid Rate Advance, a Eurodollar Bid Rate Advance, a Eurodollar Committed Advance or a Floating Rate Advance.

      "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

      "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

      "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

      "Year 2000 Program" is defined in Section 5.19.

      The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                   THE CREDIT

      2.1 Description of Facilities. Upon the terms and subject to the conditions set forth in this Agreement: (i) the Lenders hereby grant to the Borrower a short term revolving credit facility (the "Short Term Facility") and a multi-year revolving credit facility (the "Multi-Year Facility") pursuant to which each Lender severally agrees to make Committed Loans to the Borrower in accordance with Section 2.3; and (ii) the parties hereto agree that each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.4; provided that in no event may the aggregate principal amount of all outstanding Advances exceed the Aggregate Combined Commitment.

      2.2. Availability of Facility. Subject to all of the terms and conditions of this Agreement, the Short Term Facility is available from the date of this Agreement to the Short Term Facility Termination Date and the Multi-Year Facility is available from the date of this Agreement to the Multi-Year Facility Termination Date.

      2.3.  Committed Advances.

            2.3.1. Multi-Year Commitment. From and including the date of this Agreement and prior to the Multi-Year Facility Termination Date, the Lenders severally agree, on the terms and conditions set forth in this Agreement, to advance their respective Percentage Shares of loans requested by the Borrower hereunder from time to time (collectively, the "Multi-Year Loans," and, severally, a "Multi-Year Loan"); provided, however, that no Lender shall be required to advance amounts hereunder in excess, at any time outstanding, of such Lender's Multi-Year Commitment, and, provided further, that the aggregate amount of Multi-Year Loans at any one time outstanding shall not exceed the lesser of:

                  (i)   The Aggregate Multi-Year Facility Commitment, and

                  (ii) The Aggregate Combined Commitment minus the sum of: (a) the aggregate dollar amount of Short Term Loans outstanding, and (b) the aggregate dollar amount of Competitive Bid Loans outstanding.

Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Multi-Year Loans at any time prior to the Multi-Year Facility Termination Date. Each Lender's Multi-Year Facility Commitment shall expire and be reduced to zero on the Multi-Year Facility Termination Date.

            2.3.2. Short Term Commitment. From and including the date of this Agreement and prior to the Short Term Facility Termination Date, the Lenders severally agree, on the terms and conditions set forth in this Agreement, to advance their respective Percentage Shares of loans requested by the Borrower hereunder from time to time (collectively, the "Short Term Loans," and, severally, a "Short Term Loan"); provided, however, that no Lender shall be required to advance amounts hereunder in excess, at any time outstanding, of such Lender's Short Term Facility Commitment, and, provided further, that the aggregate amount of Short Term Loans at any one time outstanding shall not exceed the lesser of:

                  (i)   The Aggregate Short Term Facility Commitment, and

                  (ii) The Aggregate Combined Commitment minus the sum of: (a) the aggregate dollar amount of Multi-Year Loans outstanding, and (b) the aggregate dollar amount of

      Competitive Bid Loans outstanding.

Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Short Term Loans at any time prior to the Short Term Facility Termination Date. Each Lender's Short Term Facility Commitment shall expire and be reduced to zero on the Short Term Facility Termination Date.

            2.3.3. Types of Committed Advances. The Committed Advances may be Floating Rate Advances or Eurodollar Committed Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.3.5 and 2.3.6; provided, however, that there shall not be more than six Eurodollar Committed Advances outstanding at any one time.

            2.3.4. Minimum Amount of Each Committed Advance. Each Committed Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Combined Commitment.

            2.3.5. Method of Selecting Types and Eurodollar Interest Periods for New Committed Advances. The Borrower shall select the Type of Committed Advance and, in the case of each Eurodollar Committed Advance, the Eurodollar Interest Period applicable thereto, from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Committed Borrowing Notice") not later than 11:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Committed Advance, specifying:

                  (i) The Borrowing Date, which shall be a Business Day, for such Committed Advance,

                  (ii) The aggregate amount of such Committed Advance,

                  (iii) The Type of Committed Advance selected, and

                  (iv) In the case of each Eurodollar Committed Advance, the Eurodollar Interest Period applicable thereto.

            2.3.6. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Committed Advances pursuant to this Section 2.3.6 or are repaid in accordance with Section 2.7. Each Eurodollar Committed Advance shall continue as a Eurodollar Committed Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Committed Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Committed Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Committed Advance continue as a Eurodollar Committed Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.3.4, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Committed Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Committed Advance or continuation of a Eurodollar Committed Advance not later than 11:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

                  (i) The requested date, which shall be a Business Day, of such conversion or continuation,

                  (ii) The aggregate amount and Type of the Committed Advance which is to be converted or continued, and

                  (iii) The amount of such Committed Advance which is to be converted into or continued as a Committed Advance and the duration of the Eurodollar Interest Period related thereto.

            2.3.7.   Noteless Agreement; Evidence of Indebtedness.

                  (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Committed Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Committed Loan made hereunder, the Type thereof and the Eurodollar Interest Period (if any) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                  (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

                  (iv) Any Lender may request that its Multi-Year Loans be evidenced by a Multi-Year Facility Note and that its Short Term Loans be evidenced by a Short Term Facility Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Multi-Year Facility Note and a Short Term Facility Note payable to the order of such Lender. Thereafter, the Committed Loans evidenced by such Multi-Year Facility Note and such Short Term Facility Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Multi-Year Facility Notes and Short Term Facility Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such notes for cancellation and requests that such Committed Loans once again be evidenced as described in paragraphs
      (i) and (ii) above.

      2.4.  Competitive Bid Advances.

            2.4.1. Competitive Bid Option; Repayment of Competitive Bid Advances. In addition to Committed Advances pursuant to Section 2.3, but subject to all of the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1 as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Borrower may, as set forth in this Section 2.4, request the Lenders, prior to the Multi-Year Facility Termination Date, to make offers to make Competitive Bid Advances to the Borrower in amounts which, when added to the aggregate dollar amount of other Competitive Bid Advances outstanding will not exceed the Competitive Bid Credit Limit. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto.

            2.4.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.4, the Borrower shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request so as to be received no later than (x) 10:00 a.m. (Chicago time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (y) 9:00 a.m. (Chicago time), at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying, in accordance with all of the terms of this
Agreement:

                  (i) The proposed Borrowing Date for such Competitive Bid Advance;

                  (ii) The aggregate principal amount of such Competitive Bid Advance;

                  (iii) Whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both; and

                  (iv) The Interest Period applicable thereto.

A Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Administrative Agent may agree upon) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $10,000,000 or a larger multiple of $5,000,000. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit C shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.

            2.4.3. Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.4.2, the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.4.

            2.4.4.   Submission and Contents of Competitive Bid Quotes.

                  (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section
      2.4.4 and must be submitted to the Administrative Agent by telecopy at its offices specified in or pursuant to Article XIII not later than (a) (1) 12:45 p.m. (Chicago time), in the case of First Chicago and (2) 1:00 p.m. (Chicago time), in the case of each other Lender, at least four Business Days prior to the proposed Borrowing Date in the case of a Eurodollar Auction, or (b) (1) 8:45 a.m. (Chicago time), in the case of First Chicago and (2) 9:00 a.m. (Chicago time), in the case of each other Lender, on the proposed Borrowing Date in the case of an Absolute Rate Auction (or, in any such case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree upon; provided that, so long as First Chicago is the Administrative Agent hereunder, it shall be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

                  (ii) Each Competitive Bid Quote shall in any case specify: (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes; (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, (1) which may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the unutilized Aggregate Combined Commitment, (2) which principal amount must be at least $10,000,000 and integral multiples of $5,000,000 if in excess thereof, and
      (3) which principal amount may not exceed the principal amount of Competitive Bid Loans for which offers were requested; (c) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan; (d) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower; (e) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; (f) the applicable Interest Period; and (g) the identity of the quoting Lender.

                  (iii) The Administrative Agent shall reject any Competitive Bid Quote that: (a) is not substantially in the form of Exhibit B or does not specify all of the information required by Section 2.4.4(ii); (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit B; (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or (d) arrives after the time set forth in Section 2.4.4(i).

                  (iv) If any Competitive Bid Quote shall be rejected pursuant to Section 2.4.4(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practicable.

            2.4.5. Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms of (i) any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.4.4 and (ii) any Competitive Bid Quote that is in accordance with Section 2.4.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

            2.4.6. Acceptance and Notice by Borrower. Subject to the receipt of the notice from the Administrative Agent referred to in Section 2.4.5, not later than (i) 11:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 11:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Administrative Agent of the Borrower's acceptance or rejection of the offers so notified to it pursuant to Section 2.4.5; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection by the Borrower of all such offers. In the case of acceptance, such notice (a "Competitive Bid Acceptance Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.4.4(ii)(d); provided that:

                  (a) The aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                  (b) The principal amount of each Competitive Bid Advance must be at least $10,000,000 (and an integral multiple of $5,000,000 if in excess thereof);

                  (c) Acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

                  (d) The Borrower may not accept any offer of the type described in Section 2.4.4(iii) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement.

            2.4.7. Allocation by the Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:30 a.m. (Chicago time) on the same Business Day in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Acceptance Notice and the aggregate principal amount of each Competitive Bid Advance allocated to each participating Lender.

      2.4.8.   Evidence of Indebtedness of Competitive Bid Advances.

            (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Competitive Bid Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (ii) The entries maintained in the accounts maintained pursuant to paragraph (i) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

            (iii) Any Lender may request that its Competitive Bid Loans be evidenced by a Competitive Bid Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Competitive Bid Note payable to the order of such Lender. Thereafter, the Competitive Bid Loans evidenced by such Competitive Bid Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Competitive Bid Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Competitive Bid Note for cancellation and requests that such Competitive Bid Loans once again be evidenced as described in paragraph (i) above.

            2.4.9. Administration Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $500 per Competitive Bid Quote Request transmitted by the Borrower to the Administrative Agent pursuant to
Section 2.4.2. Such administration fee shall be payable in arrears on each Payment Date hereafter and on the Facility Termination Date for any period then ending for which such fee, if any, shall not have been theretofore paid.

      2.5. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, not later than 1:00 p.m., Chicago time, in funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

      2.6.  Fees.  The Borrower agrees to pay the following fees:

            2.6.1. Lender Fees. To the Administrative Agent for distribution to each Lender:

                  (i) For the period from the date hereof to and including the Multi-Year Facility Termination Date, a facility fee equal to the product of: (a) such Lender's Multi-Year Facility Commitment (whether used or unused) times (b) the percentage indicated as the Applicable Fee Rate for the facility fee, said facility fee to be payable in arrears on each Payment Date hereafter and on the Multi-Year Facility Termination Date or earlier termination of the Multi-Year Facility;

                  (ii) For the period from the date hereof to and including the Short Term Facility Termination Date, a facility fee equal to the product of: (a) such Lender's Short Term Facility Commitment (whether used or unused) times (b) the percentage indicated as the Applicable Fee Rate for the facility fee, said facility fee to be payable in arrears on each Payment Date hereafter and on the Short Term Facility Termination Date or earlier termination of the Short Term Facility;

                  (iii) For each calendar quarter following the date hereof during which the daily average balance of Loans outstanding during such calendar quarter exceeds 50% of the daily average Aggregate Combined Commitment during such calendar quarter, a utilization fee calculated on the daily average balance of Loans outstanding during such calendar quarter at a per annum rate equal to 0.05%, said utilization fee, if any, to be payable in arrears on each Payment Date; and

                  (iv) A one time, upfront fee computed against each Lender's initial Commitment hereunder at the rate of: (1) 0.10% for each Lender with an initial Commitment of at least $50,000,000, and (2) 0.05% for each Lender with an initial Commitment of less than $50,000,000.

            2.6.2. Administrative Agent and Arranger Fees. The Borrower agrees to pay certain fees to the Administrative Agent and the Arranger on the dates and in the amounts set forth in that certain fee letter dated concurrently herewith (as amended or modified from time to time, the "Fee Letter") among the Borrower, the Administrative Agent and the Arranger.

       2.7. Reductions in Commitments; Principal Payments.

            2.7.1. Reductions in Commitments. The Borrower may permanently reduce pro rata among the Lenders the Aggregate Short Term Facility Commitment and/or the Aggregate Multi-Year Facility Commitment, with a concomitant reduction in the Aggregate Combined Commitment, in whole, or in part in the minimum amount of $25,000,000, upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Short Term Facility Commitment may not be reduced below the aggregate principal amount of the outstanding Short Term Loans and the Aggregate Multi-Year Facility Commitment may not be reduced below the aggregate principal amount of the outstanding Multi-Year Loans.

            2.7.2.   Principal Payments.

                  (i) Optional Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day's prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4, without penalty or premium, all outstanding Eurodollar Committed Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Committed Advances upon three Business Days' prior notice to the Administrative Agent. A Competitive Bid Advance may not be paid prior to the last day of the applicable Interest Period.

                  (ii) Mandatory Prepayments. The Borrower shall immediately pay to the Administrative Agent for distribution to the Lenders in accordance with their respective Percentage Shares (or in the case of prepayment of Competitive Bid Loans, pro rata to the holders of Competitive Bid Loans outstanding)

                        (1) The amount by which on any date the aggregate dollar
            amount of Multi-Year Loans outstanding exceeds the limitations of
            Section 2.3.1 above;

                        (2) The amount by which on any date the aggregate dollar
            amount of Short Term Loans outstanding exceeds the limitations of
            Section 2.3.2 above; and

                        (3) The amount by which on any date the aggregate dollar
            amount of Competitive Bid Loans outstanding exceeds the limitations of Section 2.4.1 above;

      accompanied, in the case of any prepayment of a Fixed Rate Loan, by any amounts payable with respect thereto pursuant to Section 3.4 below. Amounts prepaid hereunder shall be allocated by the Lenders first against Loans other than Fixed Rate Loans and then against Fixed Rate Loans.

                  (iii) Termination. Any outstanding Short Term Loans and all Obligations relating thereto shall be paid in full by the Borrower on the Short Term Facility Termination Date and all Multi-Year Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Multi-Year Facility Termination Date.

      2.8. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is automatically converted from a Eurodollar Committed Advance into a Floating Rate Advance pursuant to Section 2.3.6, to but excluding the date it is paid or is converted into a Eurodollar Committed Advance pursuant to Section 2.3.6 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such

Interest Period at the interest rate determined by the Administrative Agent as applicable to such Fixed Rate Advance based upon the Borrower's selections under Sections 2.3 and 2.4 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

      2.9. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.3.5 or 2.3.6, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Committed Advance may be made as, converted into or continued as a Eurodollar Committed Advance. During the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the sum of the rate otherwise applicable to such Fixed Rate Advance during such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the sum of the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section
7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

      2.10. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to
Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

      2.11. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

      2.12. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable, in arrears, on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Committed Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.13. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each commitment reduction notice, Committed Borrowing Notice, Conversion/Continuation Notice, Competitive Bid Acceptance Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.14. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with
Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

      2.15. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Committed Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day, or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.16 Guarantors. As additional credit support for the Obligations, the Borrower shall cause to be executed and delivered to the Administrative Agent from each of the Significant Subsidiaries of the Company, including, without limitation, any Significant Subsidiary of the Borrower formed subsequent to the date of the initial Advance hereunder: (i) a Credit Guaranty, and (ii) a Guarantor Subordination Agreement.

                                   ARTICLE III

                             YIELD PROTECTION; TAXES

      3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i) Subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender with respect of its Eurodollar Loans, or

            (ii) Imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

            (iii) Imposes any other condition the result of which is to increase the cost to any Lender or any applicable, Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

      3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy).

      3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and require any affected Eurodollar Advance to be repaid or, in the case of a Eurodollar Committed Advance, converted to a Floating Rate Advance, subject to the payment of any funding indemnification amounts required by Section 3.4.

      3.4. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

      3.5.  Taxes.

            (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

            (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

            (iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to
      Section 3.6.

            (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

            (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

            (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

      3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

      3.7. Obligation of Lenders to Mitigate; Replacement of Lenders. Each Lender agrees that:

            (i) As promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of any event or condition that would entitle such Lender to receive payments under Sections 3.1, 3.2 or 3.5 above or to cease making Eurodollar Loans pursuant to Paragraph 3.3 above, such Lender will use reasonable efforts
      (1) to make, issue, fund or maintain the affected Loans of such Lender through another lending office of such Lender or (2) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 3.1, 3.2 or 3.5 above would be materially reduced or eliminated or the conditions rendering such Lender incapable of making Eurodollar Loans under Section 3.3 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining such Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Loans or the interests of such Lender.

            (ii) If the Company receives a notice pursuant to Sections 3.1, 3.2 or 3.5 above or a notice pursuant to Section 3.3 above stating that a Lender is unable to extend Eurodollar Loans (for reasons not generally applicable to the Required Lenders), so long as (1) no Default or Unmatured Default shall have occurred and be continuing, (2) the Company has obtained a commitment from another Lender or another financial institution reasonably acceptable to the Administrative Agent to purchase at par such Lender's Loans, Commitment and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents, and (3) such Lender to be replaced is unwilling to withdraw the notice delivered to the Company, upon thirty (30) days' prior written notice to such Lender and the Administrative Agent and payment of any amounts due under Sections 3.1, 3.2 and 3.5 above, the Company may require, at the Company's expense and subject to Section 3.4 above, the Lender giving such notice to assign, without recourse, all of its Loans, Commitment and accrued interest and fees to such other Lender or financial institution pursuant to the provisions of Article XII below.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

      4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Administrative Agent, with sufficient copies for the Lenders:

            (i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of existence, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

            (ii) Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws.

            (iii) Copies, certified by the Secretary or an Assistant Secretary of the Borrower and each of the Significant Subsidiaries existing at the date of the initial Advance hereunder, of Board of Directors' resolutions of such Person and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Person is a party.

            (iv) Incumbency certificates, executed by the Secretary or an Assistant Secretary of the Borrower and each of the Significant Subsidiaries existing at the date of the initial Advance hereunder, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Person authorized to sign the Loan Documents to which such Person is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Person.

            (v) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

            (vi) A written opinion of counsel to the Borrower and each of its Subsidiaries, addressed to the Lenders in substantially the form of Exhibit J.

            (vii) From each of the Significant Subsidiaries of the Borrower existing on the date of the initial Advance hereunder, a Credit Guaranty and a Guarantor Subordination Agreement.

            (viii) Any Notes requested by a Lender pursuant to Section 2.3 or
      2.4 payable to the order of each such requesting Lender.

            (ix) Written money transfer instructions, in substantially the form of Exhibit K, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

            (x) The upfront fee payable to each Lender pursuant to Section 6.2.1(iv) above and such fees as shall be payable to the Administrative Agent and the Arranger pursuant to the Fee Letter.

            (xi) Information satisfactory to the Administrative Agent and the Required Lenders regarding the Borrower's Year 2000 Program.

            (xii) Such other documents as any Lender or its counsel may have reasonably requested.

      4.2. Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

            (i)   There exists no Default or Unmatured Default.

            (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

            (iii) All legal matters incident to the making of such Advance are satisfactory to the Lenders and their counsel.

Each Committed Borrowing Notice with respect to each Committed Advance and each Competitive Bid Acceptance Notice with respect to each such Competitive Bid Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed Compliance Certificate as a condition to making an Advance.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Lenders that:

      5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted where failure to have such authority could reasonably be expected to have a Material Adverse Effect.

      5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

      5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate
(i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound if such violation could reasonably be expected to have a Material Adverse Effect, or conflict with or constitute a default thereunder if such conflict or default could reasonably be expected to have a Material Adverse Effect, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

      5.4. Financial Statements. The December 31, 1997 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5. Material Adverse Change. Since December 31, 1997 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

      5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1994. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. Except as set forth on
Schedule III, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on
Schedule III, the Borrower has no material contingent obligations not provided for or disclosed in statements referred to in Section 5.4.

      5.8. Subsidiaries. Schedule IV contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries an identifying which Subsidiaries are Significant Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. There are no Unfunded Liabilities under any Single Employer Plans. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and neither the Borrower nor any other member of the Controlled Group has withdrawn from any Single Employer Plan under circumstances in which the withdrawal resulted in any funding liability that has not been fully paid. No steps have been taken to reorganize or terminate any Plan.

      5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

      5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

      5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, or (ii) any agreement or instrument evidencing or governing Indebtedness if, in any such case default thereunder could reasonably be expected to have a Material Adverse Effect.

      5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

      5.14. Ownership of Properties. Except as set forth on Schedule V, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

      5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

      5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that it is in compliance with all applicable Environmental Laws failure to comply with which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

      5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.19. Year 2000. The Borrower has made an assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

      During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

            (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

            (ii) Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

            (iii) Together with the financial statements required under Sections
      6. l(i) and (ii), a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

            (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

            (v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

            (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

            (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

            (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

            (ix) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

      6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes, including the repurchase of common stock. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

      6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues), which could reasonably be expected to have a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

      6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, failure to comply with which could reasonably be expected to have a Material Adverse Effect.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times to the extent in any such case failure so to do could reasonably be expected to have a Material Adverse Effect.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

      6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding; provided, however, that: (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, (ii) any Subsidiary may declare and pay dividends or make distributions to minority shareholders of such Subsidiary existing on the date of this Agreement to the extent such dividends or distributions are contractually required to be paid and so long as at the date of declaration and payment and both before and after giving effect thereto there does not exist a Default or an Unmatured Default, and (iii) the Borrower may redeem, repurchase or otherwise acquire or retire its common stock and declare or pay dividends and make distributions on its capital stock so long as at the date of such event and both before and after giving effect thereto there does not exist a Default or an Unmatured Default.

      6.11. Merger. The Borrower will not, nor will it permit any Significant Subsidiary to, merge or consolidate with or into any other Person, except that a Significant Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

      6.12. Sale of Assets. The Borrower will not, nor will it permit any Guarantor to, lease, sell or otherwise dispose of its Property to any other Person, except:

            (i)   Sales of inventory in the ordinary course of business.

            (ii) Leases, sales and other dispositions of its Property to Persons other than the Borrower or a Guarantor that do not exceed for the Borrower and all Guarantors from and after the date of this Agreement $60,000,000 in the aggregate.

            (iii) Any transfer of an interest in accounts or notes receivable on a limited recourse basis, provided that such transfer qualifies as a sale under Agreement Accounting Principles and that the amount of such financing does not exceed $10,000,000 at any one time outstanding.

            (iv) Leases, sales and other dispositions of Property to the Borrower or a Guarantor.

      6.13. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

            (i)   Cash Equivalent Investments.

            (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule VI.

            (iii) Investments constituting Permitted Acquisitions.

            (iv) Other Investments in an aggregate amount not to exceed $5,000,000.

      6.14. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (i)   The Obligations.

            (ii) Indebtedness existing on the date hereof and described in
      Schedule VII hereto and, unless otherwise noted on said Schedule VII, all refundings and refinancings thereof; provided, however, that in no event shall any refunding or refinancing increase the dollar amount of such Indebtedness or the interest rate, if any, applicable thereto.

            (iii) Subordinated Indebtedness.

            (iv) Indebtedness secured by Liens permitted under Section 6.15 below.

            (v)   Capitalized Leases.

            (vi) Indebtedness of any Subsidiary to the Borrower.

            (vii) Other unsecured Indebtedness of Borrower which is pari passu with or junior in right of payment to the Obligations.

      6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

            (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

            (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

            (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

            (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

            (v) Liens in respect of equipment or real property acquired by the Borrower or any Subsidiary, which are created within 180 days after the acquisition of such property to secure Indebtedness incurred to finance all or a part of the purchase price of such property, provided that (a) no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be, and (b) the aggregate principal amount of the Indebtedness secured by all such Liens shall not exceed $25,000,000.

            (vi) Liens existing on the date hereof and described in Schedule V.

            (vii) Liens incurred in connection with any transfer of an interest in accounts or notes receivable which is permitted pursuant to Section 6.12(iii).

            (viii) Liens securing other Indebtedness in an aggregate amount not to exceed $10,000,000.

      6.16. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

      6.17. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse except to the extent permitted by Section 6.12(iii).

      6.18. Financial Covenants.

            6.18.1. Minimum Consolidated Net Worth. The Borrower will maintain, as at the last day of each fiscal quarter, a minimum Consolidated Net Worth equal to: (i) $175,000,000, plus (ii) the sum of: (a) commencing with the fiscal quarter ending September 27, 1998 and without deduction for the loss in any fiscal quarter, 50% of Consolidated Net Income for such fiscal quarter (if positive), plus (b) 80% of the proceeds (net of customary and reasonable transaction costs) of all equity issuances of the Borrower and its consolidated Subsidiaries occurring after June 28, 1998.

            6.18.2. Leverage Ratio. The Borrower will maintain, as at the last day of each fiscal quarter, a Leverage Ratio not greater than 2.50:1.00.

      6.19. Year 2000. The Borrower will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Administrative Agent the Borrower will provide a description of the Year 2000 Program together with any updates or progress reports with respect thereto.

                                   ARTICLE VII

                                    DEFAULTS

      The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

      7.3. The breach by the Borrower of any of the terms or provisions of any of Sections 6.2 and 6.10 through 6.18, inclusive.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $25,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

      7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $100,000 or any Reportable Event shall occur in connection with any Plan.

      7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000 or requires payments exceeding $100,000 per annum.

      7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.

      7.13. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

      7.14. Any Change in Control shall occur.

      7.15 Any Guarantor shall fail to observe any term or condition contained in its Credit Guaranty or Guarantor Subordination Agreement or shall attempt to rescind or revoke its obligations thereunder, with respect to future transactions or otherwise.

                                  ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

      8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

      If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

            (i) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof or reduce the rate or extend the time of payment of interest or fees thereon.

            (ii) Reduce the percentage specified in the definition of Required Lenders.

            (iii) Extend the Multi-Year Facility Termination Date or the Short Term Facility Termination Date, or reduce the amount or extend the payment date for the payments required under Section 2.7.2(ii) or increase the amount of the Multi-Year Facility Commitment or Short Term Facility Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

            (iv) Release any Guarantor from its obligations under its Credit Guaranty or Guarantor Subordination Agreement.

            (v) Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under
Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the Fee Letter.

      9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

      9.6.  Expenses; Indemnification.

            (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence; provided, however, that unless there shall have occurred and be continuing a Default or Unmatured Default, the obligation of the Borrower to reimburse any Person for costs and expenses in connection with the preparation of such Reports shall be limited to not more than two such Reports in any consecutive 12-month period. The Borrower acknowledges that from time to time First Chicago may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by First Chicago from information furnished to it by or on behalf of the Borrower, after First Chicago has exercised its rights of inspection pursuant to this Agreement.

            (ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they directly result from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

      9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

      9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

      9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses directly result from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

      9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.

      9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

                                    ARTICLE X

                                   THE AGENTS

      10.1. Appointment; Nature of Relationship. Each of the Lenders hereby appoints The First National Bank of Chicago as its contractual representative to act in the capacity of Administrative Agent, the Bank of Montreal as its contractual representative to act in the capacity of Syndication Agent and Norwest Bank Minnesota, National Association as its contractual representative to act in the capacity of Documentation Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes each such Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agents shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that each Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative (i) no Agent does hereby assume any fiduciary duties to any of the Lenders, (ii) no Agent is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) each Agent is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

      10.2. Powers. Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. No Agent shall have any implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by such Agent.

      10.3. General Immunity. No Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction constitutes the gross negligence or willful misconduct of such Person.

      10.4. No Responsibility for Loans, Recitals, etc. No Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to such Agent, if any; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith;
(f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. No Agent shall have any duty to disclose to the Lenders information that is not required to be furnished by the Borrower to such Agent at such time, but is voluntarily furnished by the Borrower to such Agent (either in its capacity as an Agent or in its individual capacity).

      10.5. Action on Instructions of Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any an all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      10.6. Employment of any Agents and Counsel. Each Agent may execute any of its duties as any Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent's duties hereunder and under any other Loan Document.

      10.7. Reliance on Documents; Counsel. Each Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.

      10.8. Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in accordance with their respective Percentage Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

      10.9. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders and the other Agents.

      10.10. Rights as a Lender. In the event any Agent is a Lender, such Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not an Agent, and the term "Lender" or "Lenders" shall, at any time when any Agent is a Lender, unless the context otherwise indicates, include such Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. No Agent, in its individual capacity, is obligated to remain a Lender.

      10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      10.12. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Any Agent may be removed at any time with or without cause by written notice received by such Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, any Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If any Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of any Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an any Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

      10.13. Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their own respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to the Fee Letter, or as otherwise agreed upon from time to time.

      10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

      11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

      11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

      12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

      12.2. Participations.

            12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

            12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

            12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11. 1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11. 1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11. 1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

      12.3. Assignments.

            12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided that such assignment may, but need not, include the rights of such transferor Lender in respect of its outstanding Competitive Bid Loans. Such assignment shall be substantially in the form of Exhibit L or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

            12.3.2. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as "Exhibit I" to Exhibit L (a "Notice of Assignment"), together with any consents required by Section 12.3. 1, and (ii) payment of a $3,000 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Combined Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

      12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9. 11 of this Agreement.

      12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                  ARTICLE XIII

                                     NOTICES

      13.1. Notices. Except as otherwise permitted by Section 2.11 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: at its address or facsimile number set forth on Schedule VIII hereto or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article 11 shall not be effective until received.

      13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XIV

                                  COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE XV

         CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

      15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES, CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE

COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA.

      15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

      IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.


                                    CENTRAL NEWSPAPERS, INC.,
                                    an Indiana corporation



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________


                                    THE FIRST NATIONAL BANK OF
                                    CHICAGO, as the Administrative Agent and a Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________


                                    BANK OF MONTREAL, as Syndication Agent
                                    and a Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________

                                    NORWEST BANK MINNESOTA, NATIONAL
                                    ASSOCIATION, as Documentation Agent and a
                                     Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________


                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION, as a Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________


                                    THE NORTHERN TRUST COMPANY, as a Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________


                                    NATIONAL CITY BANK OF INDIANA, as a Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________


                                    FIFTH THIRD BANK INDIANA, as a Lender



                                    By: _________________________
                                    Names: ______________________
                                    Title: ________________________